EXHIBIT 23.7
CONSENT OF DIRECTOR NOMINEE
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his or her name as a Director Nominee in the registration statement on Form S-11, and any amendments thereto, to be filed by Schottenstein Realty Trust, Inc.

By:	/s/ David J. Nettina
Name: David J. Nettina

Dated: March 14, 2011